Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated April 20, 2018, with respect to the consolidated balance sheets of ClearOne, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1.

Our report dated April 20, 2017, over the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that ClearOne, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness and contains an explanatory paragraph that states that the material weakness in internal control over financial reporting related to the Company’s lack of accurate and timely reporting of its financial results and disclosures for the fiscal year ended December 31, 2017 and the Company’s lack of testing and assessment of the design and effectiveness of internal controls over financial reporting in a timely manner.

/s/ TANNER LLC

Salt Lake City, Utah

September 25, 2018